Exhibit 10.2 – Engagement Agreement with Edward R. Wachendorfer

Engagement Agreement

This Engagement Agreement (the “Agreement”) is made and entered into effective the 12th day of January, 2015, by and between Santa Fe Petroleum, Inc. (“Company”), a Delaware corporation, with its principal office at 1333 W. McDermott Drive, Suite 200, Allen, Texas 75013 and Edward R. Wachendorfer (“Wachendorfer”) 1108 Muscogee Trail, Carrollton, Texas 75010.

R E C I T A L S:

WHEREAS, Wachendorfer is an experience business executive with extensive experience in managing companies, business ventures in the oil and gas industry;

WHEREAS, Company desires to engage and to obtain the full benefit of the services Wachendorfer as the Chairman of the Board of Company; and

WHEREAS, Wachendorfer desires to provide Company with the Services described herein:

In consideration of the mutual promises, covenants, agreements, obligations, conditions and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Services. Wachendorfer will provide those services for Company that Chairman of the Board would normally provide and assist management of the Company (the “Services”).

2. Compensation. Wachendorfer shall he compensated by Company for the Services as follows: (i) $5,000 per month, and (ii) 750,000 shares of common stock of the Company each month for the months of March 2015 through December 2015.

3. Term. The term of this Agreement shall commence on the date first above written, and shall continue until December 31, 2015, or until terminated by either party upon written notice to the other party or as otherwise provided hereunder.

4. Confidentiality. In order for Wachendorfer to provide Company with the Services described herein, each party may from time to time disclose confidential information to the other party. Each party agrees to use their best efforts to protect the confidential information of the other party. Neither party shall use the confidential information of the other party for their benefit except as provided herein.

5. Liability and Indemnification. Company shall indemnify, defend and hold Wachendorfer harmless from all claims, damages, demands, liabilities, costs and expenses, arising from or related to (i) any of the Services provided to Company by Wachendorfer that are provided in good faith and in accordance with normal business practices, (ii) any breach of any representation, warranty, covenant made by Company to Wachendorfer, and (iii) Company’s violation of any rule, regulation, or law.

6. Notice. Any notice to be given hereunder by either party to the other may he effected by personal delivery in writing, via certified mail, return receipt requested, postage prepaid, or overnight delivery. Mailed notices shall be addressed to the parties at the last known address of such party, but each party may change its address by written notice to the other. Notices delivered personally shall he deemed communicated as of actual receipt. Notices by overnight delivery shall he deemed communicated upon delivery. Mailed notices shall be deemed communicated as of three (3) days after mailing.

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7. Assignment. This Agreement shall not be assigned by either party without the express written consent of the other party. This Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective permitted successors and assigns.

8. Severability. If any provision of this Agreement is held invalid or otherwise unenforceable, the enforceability of the remaining provisions shall not be impaired thereby. Each provision of this Agreement which provides for a limitation of liability, disclaimer of warranties, indemnification, or exclusion of remedies is severable from and independent of any other provision.

9. Survival of Provision. In the event of expiration or termination of this Agreement, the following paragraphs shall survive such expiration or termination: 4, 5, 10, 11, and 12.

10. Equitable Relief/Payment of Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall he entitled to reasonable attorney’s fees, costs, and expenses in addition to any other relief to which such party may be justly entitled.

11. Entire Agreement. This Agreement supersedes any and all other agreements between the parties hereto with respect to the subject matter hereof, and shall he binding upon and inure to the benefit of the parties hereto.

12. Governing Law and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas. The parties agree that jurisdiction and venue for any legal proceeding shall lie exclusively in Dallas County, Texas.

13. Miscellaneous. The failure by any party to exercise any right provided for herein shall not be deemed a waiver of any such right. This Agreement may not be modified except in written executed by both parties.

In Witness Whereof, the parties have executed this Agreement as of the date first above written.

Edward R. Wachendorfer

By: /s/ Edward R. Wachendorfer

Santa Fe Petroleum, Inc.

By: /s/ Carl V. Karnes

Print Name: Carl V. Karnes

Its: CEO

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